Exhibit 99.1

CITI TRENDS ANNOUNCES 2023 HOLIDAY SALES RESULTS FOR QUARTER-TO-DATE THROUGH JANUARY 6, 2024

Total Holiday Sales for the quarter-to-date period ending January 6, 2024 of $179.5 million, at the high end of expectations

Comp sales decreased -0.3% compared to Fiscal 2022, a significant trend improvement

Reaffirms 2023 guidance including expected year end cash balance of $80 million to $90 million

SAVANNAH, GA (January 8, 2024) — Citi Trends, Inc. (NASDAQ: CTRN), a leading specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and multicultural families in the United States, today announced results for its holiday selling period.

Total sales for the quarter-to-date period ending January 6, 2024 of $179.5 million compared to $181.9 million in the same period in 2022. Comparable store sales for the quarter-to-date period ending January 6, 2024 were down -0.3% versus the same period in 2022.

David Makuen, Chief Executive Officer, said, "I am pleased to report that our holiday sales were at the high end of our expectations as our Ready. Set. GIFT! Campaign resonated well with the families we serve. Our nearly flat comp was driven by strategic inventory investments while continuing to generate strong gross margin. Importantly, our holiday sales results represent a significant trend change to the prior quarter with an improvement in comp sales performance of approximately 600 basis points."

Mr. Makuen continued, "I would like to thank the entire Citi Crew for their continued hard work and dedication, especially our store teams who once again amazed our loyal customers throughout the holiday season. As we look forward, we are excited about setting up our spring selling season with a potent mix of basics, fashion and trend to drive comp store productivity. Additionally, we are moving full steam ahead with leveraging our new ERP system, incorporating marketing into the mix and beginning some exciting remodels across the fleet. We look to the new fiscal year with optimism as we continue to advance our strategic initiatives while prudently managing what is in our control."

Guidance

The Company is reaffirming its outlook for fiscal 2023 as follows:

•	Full year total sales are expected to be down mid-single digits as compared to fiscal 2022

•	Full year gross margin is expected to be in the high thirties

•	Full year EBITDA* is expected to be in the range of $1 million to $7 million

•	Full year capex is expected to be in the range of $17 million to $20 million

•	Year end cash balance is expected to be in the range of $80 million to $90 million

The Company’s implied fourth quarter total sales are expected to be approximately flat to up low-single digits vs. Q4 2022 with comp store sales now expected to be in the range of down low-single digits to flat to last year and Q4 EBITDA in the range of $9 million to $15 million.

About Citi Trends

Citi Trends, Inc. is a leading specialty value retailer of apparel, accessories and home trends for way less spend primarily for African American and multicultural families in the United States. The Company operates 603 stores located in 33 states. For more information, visit www.cititrends.com or your local store.

*Non-GAAP Financial Measures

The Company is unable to provide a full reconciliation of the forward-looking non-GAAP financial measure used in 2023 guidance without unreasonable effort because it is not possible to predict certain of its adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company’ control and its unavailability could have a significant impact on its financial results.

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives and expectations of management for future operations and capital allocation expectations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," “expects,” "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results, and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q, respectively, and any amendments thereto, filed with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to general economic conditions, including inflation, energy and fuel costs, unemployment levels, and any deterioration whether caused by acts of war, terrorism, political or social unrest (including any resulting store closures, damage or loss of inventory) or other factors; changes in market interest rates and market levels of wages; natural disasters such as hurricanes; uncertainty and economic impact of pandemics, epidemics or other public health emergencies such as the ongoing COVID-19 pandemic; transportation and distribution delays or interruptions; changes in freight rates; the Company’s ability to attract and retain workers; the Company’s ability to negotiate effectively the cost and purchase of merchandise inventory risks due to shifts in market demand; the Company’s ability to gauge fashion trends and changing consumer preferences; changes in consumer confidence and consumer spending patterns; competition within the industry; competition in our markets; the duration and extent of any economic stimulus programs; changes in product mix; interruptions in suppliers’ businesses; the ongoing assessment and impact of the cyber disruption we identified on January 14, 2023, including legal, reputational, financial and contractual risks resulting from the disruption, and other risks related to cybersecurity, data privacy and intellectual property; temporary changes in demand due to weather patterns; seasonality of the Company’s business; changes in market interest rates and market levels of wages; the results of pending or threatened litigation; delays associated with building, remodeling, opening and operating new stores; and delays associated with building and opening or expanding new or existing distribution centers. Any forward-looking statements by the Company, with respect to guidance, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:

Tom Filandro/Rachel Schacter

ICR, Inc.

CitiTrendsIR@icrinc.com